Wells Fargo Bank
                   333 South Grand, Suite 940
                      Los Angeles, CA 90071

                                        December 29, 1993

Care Enterprises, Inc.
2742 Dow Avenue
Tustin, CA  92680-7245

Gentlemen:

     Wells Fargo Bank, National Association ("Bank"), has issued the five (5) standby letters of credit listed on Exhibit "A" attached hereto (collectively, "Standby Letters of Credit" and each, a "Standby Letter of Credit") for the account of Care Enterprises, Inc. ("Borrower").

     Bank had commenced issuing the Standby Letters of Credit pursuant to a credit agreement between Borrower and certain of its subsidiaries as "Borrowers" and Bank and Citibank, N.A. as "Banks." Subsequent to the execution and delivery between said "Banks" and said "Borrowers" of the Amended and Restated Credit Agreement dated December 31, 1990, Bank sold to Foothill Capital Corporation, a California corporation ("Foothill"), certain of its interest in the credit extensions to said "Borrowers."

     You have informed us that you are in the process of making arrangements to repay your indebtedness to Citibank and Foothill, and in connection therewith you have requested that Bank release Foothill and Citibank of any obligation to reimburse Bank in the event Bank makes payment under any of the Standby Letters of Credit. In order to induce Bank to grant such a release, you have offered Bank cash collateral to secure Borrower's reimbursement obligations.

     This letter will confirm Bank's agreement to release
Foothill and Citibank of any such reimbursement obligations in connection with the Standby Letters of Credit, subject to all of the following terms and conditions:

     1. Borrower shall provide Bank with cash collateral in the amount of $6,371,570.00 (to be deposited by Borrower with Bank), to secure all present and future indebtedness of Borrower to Bank, including without limitation the obligation of Borrower to reimburse Bank for the amount of any draft paid by Bank under any Standby Letter of Credit, together with interest thereon and all costs, expenses and fees related thereto. Such security interest shall be evidenced by and subject to the terms of a security agreement in form and substance satisfactory to Bank. Such cash collateral shall be held in an interest bearing account with Bank of a nature mutually acceptable to Bank and Borrower. Interest earned on such principle amount shall also be part of the collateral, but in the absence of a default by Borrower under its agreements with Bank, Borrower shall be permitted to withdraw interest earned on such principle on a quarterly basis.

     2.   In connection with the Standby Letters of Credit,
Borrower agrees to pay Bank fees as follows:

     (a) Borrower shall pay to Bank a $10,000.00 fee for each quarter during which any Standby Letter of Credit is outstanding in any amount for any period of time. The first such $10,000.00 fee shall be due and payable on January 1, 1994, for the first quarter of 1994. Such $10,000.00 fee shall continue to be payable on the first day of each quarter thereafter.

     (b) Borrower shall pay to Bank an annual fee which is 1.5% per annum of the aggregate outstanding undrawn amount of the Standby Letters of Credit (computed no the basis of a 360-day year, actual days elapsed), commencing January 1, 1994. Such fee shall be calculated as of each year end thereafter. Borrower shall prepay such fee for 1994, by a payment to Bank of $93,570.00. If at year end or at such earlier time as all the Standby Letters of Credit have expired or been canceled, it is determined that Borrower has overpaid such fee, then Bank shall
refund the unearned portion of such fee.   Similar arrangements
for prepayment of the annual fee shall be made after year end if for any reason any Standby Letter of Credit is outstanding thereafter (with the amount to be prepaid determined by Bank on the basis of the then undrawn amount of the Standby Letters of Credit).

     3. Each Standby Letter of Credit has an expiration date as indicated on Exhibit "A" hereto. Notwithstanding anything herein to the contrary, so long as Borrower is not in default to Bank herein to the contrary, so long as Borrower is not in default to Bank hereunder or under any other agreement with Bank, Bank will agree to extend each Standby Letter of Credit to the date indicated on Exhibit "A". All extensions of Standby Letters of Credit shall be subject to the execution and delivery to Bank by Borrower of such amendment documents as Bank may require and the payment of Bank's standard amendment fees for such an amendment.

     4. Borrower agrees to furnish with Bank with such new reimbursement agreements as Bank may require in connection with the Standby Letters of Credit; provided, however, that in the absence of such a demand by Bank for new agreements, the Standby Letter of Credit reimbursement agreements heretofore executed and delivered by Borrower to Bank shall continue in full force and effect, as modified hereby. Notwithstanding anything to the contrary in such agreements, it is hereby agreed between Bank and Borrower that (a) Borrower shall reimburse Bank immediately for the amount of any draft pad by Bank under any of the Standby Letters of Credit, and pay Bank's standard negotiation fee in connection with such draft, and (b) the amount of any such draft paid by Bank which is not immediately reimbursed by Borrower shall bear interest from the date such amount is paid by Bank to the date such amount is fully reimbursed by Borrower at a rate per annum four percent (4.00) above Bank's Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). Borrower hereby authorizes Bank to debit any of the cash collateral accounts maintained by Borrower with Bank for all amounts due Bank in connection with the Standby Letters of Credit, including without limitation the fees due in accordance with this letter.

     5. Borrower hereby represents to Bank that this agreement and the transactions contemplated hereby do not violate any agreement between Borrower and Foothill or between borrower and Citibank. Borrower hereby agrees to indemnify Bank against any claim asserted by bank against Foothill or Citibank that this agreement or any of the transactions contemplated hereby violated or interfered with any agreement between Borrower and Foothill or Citibank.

     6. Borrower shall reimburse Bank for all costs and expenses, including reasonable attorneys' fees (including the allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this letter and all documents and instruments required in connection herewith, including without limitation any documents or instruments required to be delivered by Bank to Foothill and/or Citibank in connection with the repayment of Borrower's obligations to those lenders.

     7. It is a condition precedent to Bank's obligations hereunder, that all of the following conditions shall be satisfied on or before December 31, 1993:

     (a) This letter or a copy hereof shall be executed by Borrower and delivered to Bank.

     (b) Borrower shall deposit the cash collateral with Bank as required hereunder, and execute and deliver to Bank the security agreement as required hereunder.

     (c) Borrower shall be in compliance with this letter and the terms of all other agreements with Bank.

     8. Except as expressly provided herein, all terms and provisions of all documents, instruments and agreements between Bank and Borrower in connection with the Standby Letters of Credit shall continue in full force a effect, without waiver or modification. Nothing herein is intended to release any affiliate of Borrower which may be a co-applicant on any of the Standby Letters of Credit, and any such co-applicant shall, if Bank requests, execute such new reimbursement agreements as may be required by Bank hereunder.

     Please arrange to have this letter or a copy hereof executed and returned to the undersigned in accordance with the foregoing.

                         Sincerely,


                         WELLS FARGO BANK,
                           NATIONAL ASSOCIATION

                         By: /s/ JAMES E. DUNCAN
                         Title: Assistant Vice President

Acknowledged and agreed to by:

CARE ENTERPRISES, INC.

By: /s/ GARY L. MASSIMINO
Title: Gary L. Massimino
       Executive Vice President
       Chief Financial Officer